Exhibit 99.3

Nuance Communications, Inc.	November 19, 2018
Nuance to Spin Off Its Automotive Unit

Nuance Announces Plan to Spin Off Its Automotive Segment
to Shareholders as a Separate Public Company

BURLINGTON, Mass., November 19, 2018 - Nuance Communications, Inc. (NASDAQ: NUAN) today announced its intention to spin off its Automotive business segment into a new, independent, publicly traded company ("Nuance Auto"). The standalone entity will be a pure-play, next-generation automotive software company.  Immediately following the transaction, which is expected to be completed before the end of fiscal 2019, Nuance shareholders will own shares of both companies.  The transaction is intended to be tax-free to Nuance shareholders.

The automotive industry is evolving rapidly as new technologies transform the passenger experience through shared mobility, connectivity and enhanced driver assistance.  Nuance is the market leader in voice recognition and cognitive assistants for car infotainment and communication systems and delivers critical enabling technology to help realize the future of mobility. Becoming an independent, publicly traded company represents an important step in Nuance Auto’s growth and the continued development of its conversational AI platform.

"We are incredibly proud of the Auto business we've built, and at the same time we recognize the growing excitement around automotive technology," said Mark Benjamin, CEO of Nuance.  "We are excited to launch this business for long-term success by separating it into an independent, focused company.  At the same time, the separation will help us become more focused on our core growth opportunities in Healthcare and Enterprise."

Nuance specializes in conversational AI technologies that help automotive manufacturers deliver connected and personalized experiences for drivers and passengers. Nuance Auto’s deeply integrated, customizable solutions power smart automotive assistants that are seamlessly integrated into the in-vehicle connected ecosystem. The business creates conversational experiences for virtually every automotive manufacturer, including Audi, BMW, Daimler, Fiat, Ford, GM, Hyundai, SAIC and Toyota, as well as virtually every major tier-one automotive supplier. Nuance Auto products ship in more than 50 million new cars each year and can be found today in more than 200 million cars, with voice commands recognized in more than 40 languages. In fiscal year 2018, which ended September 30, 2018, the business generated $279 million in revenue, with 7% organic growth and 39% segment margin.

Nuance intends to appoint an independent management team and nominate members to a separate board of directors for Nuance Auto before the transaction is completed. Nuance expects the business will be headquartered in Boston and maintain a significant presence in Montreal and Aachen, Germany, among other global locations.

The spin-off is subject to numerous conditions, including, without limitation, final approval of the Nuance board of directors; the effectiveness of a Registration Statement on Form 10; and, the approved listing of Nuance Auto’s common stock on a national securities exchange selected by Nuance. Pursuant to the spin-off, Nuance plans to distribute shares of Nuance Auto common stock as a tax-free dividend to holders of Nuance common stock as of a record date to be determined by the board of directors of Nuance. The spin-off will not require a vote of Nuance shareholders.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of any securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

© 2018 Nuance Communications, Inc. All rights reserved

Exhibit 99.3

Nuance Communications, Inc.	November 19, 2018
Nuance to Spin Off Its Automotive Unit

Goldman Sachs & Co. LLC and Evercore are acting as financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as counsel to Nuance.

Safe Harbor and Forward-Looking Statements
Statements in this document regarding the spin off and separation and our management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” "intends" or “estimates” or similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including but not limited to: the ability to effect the separation and meet the related conditions noted above; our ability to close the sale of our Imaging business, our ability to successfully wind-down certain products or business lines, fluctuations in demand for our existing and future products; fluctuations in the mix of products and services sold in specific periods; further unanticipated costs resulting from the FY17 malware incident including potential costs associated with litigation or governmental investigations that may result from the incident; our ability to control and successfully manage our expenses and cash position; our ability to develop and execute in a timely manner our productivity and cost initiatives; the effects of competition, including pricing pressure, and changing business models in the markets and industries we serve; changes to economic conditions in the United States and internationally; uncertainties associated with the transition of our chief executive officer, and the addition of a number of new directors; the imposition of tariffs or other trade measures particularly between the United States and China; potential future impairment charges related to our newly reorganized business reporting units; fluctuating currency rates; possible quality issues in our products and technologies; our ability to successfully integrate operations and employees of acquired businesses; the conversion rate of bookings into revenue; the ability to realize anticipated synergies from acquired businesses; and the other factors described in our most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this document.

About Nuance Communications, Inc.
Nuance Communications, Inc. (NASDAQ: NUAN) is the pioneer and leader in conversational AI innovations that bring intelligence to everyday work and life. The Company delivers solutions that can understand, analyze and respond to human language to increase productivity and amplify human intelligence. With decades of domain and artificial intelligence expertise, Nuance works with thousands of organizations - in global industries that include healthcare, telecommunications, automotive, financial services, and retail - to create stronger relationships and better experiences for their customers and workforce. For more information, please visit www.nuance.com.

Trademark reference: Nuance and the Nuance logo are registered trademarks or trademarks of Nuance Communications, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

© 2018 Nuance Communications, Inc. All rights reserved

Exhibit 99.3

Nuance Communications, Inc.	November 19, 2018
Nuance to Spin Off Its Automotive Unit

For Media

Kate Hickman Nuance Communications, Inc. Tel: 781-565-5000 Email:kate.hickman@nuance.com

For Investors and Media

Richard Mack Nuance Communications, Inc. Tel: 781-565-5000 Email:richard.mack@nuance.com

© 2018 Nuance Communications, Inc. All rights reserved